Exhibit 10.jj
POLARIS INDUSTRIES INC.
DAVID LONGREN INCENTIVE PLAN ACKNOWLEDGEMENT FORM

I understand that this agreement identifies me as critical to achieve a key business objective for Polaris and as such makes me eligible for a supplemental incentive bonus of up to $400,000 gross (upon goal achievement).

This bonus is above and beyond any annual incentive award provided to me under the Sr. Executive Incentive Compensation Plan. Actual payout of this bonus requires 100% achievement of the performance metrics as described on page 2. The bonus payout is not to be pro-rated for performance between the specified levels.

The bonus will be paid out with the normal 2014 profit sharing cycle to be paid February/March of 2015 to the extent the performance metrics have been achieved and I continue to be employed by Polaris.

Metric Calculation
Completion February 2015 for calendar year 2014 operating results

The incentive bonus is based on achievement of the incentive plan metrics.

See the additional terms on page 2 for details. The incentive bonus is paid with normal payroll processing, less applicable taxes and other withholdings (e.g. 401(k) deductions). The bonus payout is not eligible for deferral into the Supplemental Executive Retirement Plan (SERP). If Polaris changes my position but I remain employed by Polaris, I remain eligible for a payout to the extent the performance metrics have been achieved.

Eligibility for the incentive bonus will be forfeited if my employment ends prior to the bonus payout date.

By signing this Acknowledgement Form, I agree to the terms of the supplemental incentive bonus as set forth herein and acknowledge that I am not obligated to remain employed with Polaris nor is Polaris obligated to retain me as an employee and that this Acknowledgement Form does not constitute an employment agreement. I also understand that my employment is subject to the normal terms and conditions for Polaris employment.

Please complete and return to Andie Johnson in Compensation by May 9, 2014.

Employee Name (please print)	Date Signed

Title

Employee Signature

Received by (please print name)	Date Received

DAVID LONGREN INCENTIVE PLAN ACKNOWLEDGEMENT FORM

PERFORMANCE METRICS

Must meet one or more of the metrics outlined below to be eligible to receive any supplemental bonus payment:

1.	Incentive bonus of $100,000 if the ORV Division meets or exceeds its Net Operating Profit budget of $___ Million for calendar year 2014

2.	Incentive bonus of an additional $150,000 if the Net Operating Profit of the ORV division meets or exceeds $___ Million for calendar year 2014

3.	Incentive bonus of an additional $150,000 if the Net Operating Profit of the ORV division meets or exceeds $___ Million for calendar year 2014

Cumulative payouts will be made commensurate with the respective level of performance achievement; $400,000 total bonus payout if all metrics are met.

PROGRAM ADMINISTRATION RULES

Termination of Employment:

1.
Participant must be actively employed with Polaris on the bonus payout date and one or more of the performance metrics must have been achieved in order for participant to receive any payout under the Plan.

2.	If participant’s employment is terminated prior to the bonus payout date, he will not be eligible for a payout.

Payment Date: Payment of any bonus amount to which the participant is entitled will be made no later than March 15, 2015.

AMENDMENT OR TERMINATION OF PLAN

Polaris reserves and retains the right to modify, rescind or terminate this Plan in whole or in part, at its sole discretion. Nothing in this Plan limits this right in any way or creates any right on the part of the participant to future participation in this Plan or any other Plan, or constitutes any guarantee of compensation or continued employment with Polaris. Further, neither the Board of Directors nor Polaris has any obligation under this Plan or otherwise to adopt this or any other Plan in any future fiscal year.